EXECUTION COPY

SECOND AMENDMENT TO

DEALER AGREEMENT

BLACKSTONE ADVISORY PARTNERS L.P.

+

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Blackstone Real Estate Income Fund II

Dated as of June 20, 2017

BLACKSTONE ADVISORY PARTNERS L.P.

(the “Distributor”)

+

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

SECOND AMENDMENT TO DEALER AGREEMENT

June 20, 2017

MERRILL LYNCH, PIERCE,

FENNER & SMITH INCORPORATED

Brookfield Place

250 Vesey Street, 11th Floor

New York, New York 10281

Ladies and Gentlemen:

This Second Amendment to Dealer Agreement (this “Amendment”), amends, effective as of June 20, 2017, the Dealer Agreement dated July 14, 2014 (as amended by Amendment to the Dealer Agreement, effective as of January 1, 2016), by and between Blackstone Advisory Partners L.P. (the “Distributor”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Sub-Distribution Agent”) (the “Dealer Agreement”) in connection with the offering of shares of beneficial interests in Blackstone Real Estate Income Fund II (the “Fund”). Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Dealer Agreement.

1. The first sentence of the third introductory paragraph of the Dealer Agreement shall be deleted in its entirety and replaced by the following:

In accordance with such authority, the Distributor hereby appoints MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, acting directly or through its affiliates (the “Sub-Distribution Agent”), as a non-exclusive sub-distribution agent to use reasonable efforts, consistent with its obligations under applicable law, to solicit investors to make investments in the Shares (subject to the terms of this Agreement and the Sub-Distribution Agent’s good faith judgment) and to perform such other services in accordance with the provisions set forth herein.

2. Section 4 of the Dealer Agreement shall be amended by adding the following new paragraphs (m), (n) and (o):

(m) As of the date of this Amendment neither the Fund nor the Master Fund has an engagement with the Sub-Distribution Agent or any of its affiliates to provide a service to the Fund for which the Sub-Distribution Agent or any of its affiliates is to be compensated as a percentage of assets held in the Fund or the Master Fund, based on either the totality of the assets in such fund or on the assets of a class, tranche or portions sold to “Benefit Plan Investors” (as defined below) investing through a Merrill Lynch Personal Advisory Program or another fee-

based investment advisory or managed account program of the Sub-Distribution Agent or an Affiliate (an “Advisory Program”) (such arrangement, an “Asset-Based Fee Arrangement”). Further, the Distributor will not cause the Fund or the Master Fund to engage the Sub-Distribution Agent or any of its affiliates to provide a service to the Fund or the Master Fund in an Asset-Based Fee Arrangement. Notwithstanding the foregoing, nothing in this Section 4(m) shall prevent the Distributor, in an exercise of its independent judgment and subject to the provisions of Section 4(n), from causing the Fund or the Master Fund to engage in a transaction with the Sub-Distribution Agent or any of its affiliates where the compensation to the Sub- Distribution Agent or its affiliates is based on a percentage of the assets of the Fund or the Master Fund included in the transaction or to which the transaction relates, as long as such transaction does not constitute an Asset-Based Fee Arrangement. If the Fund or the Master Fund invests in one or more other commingled investment vehicle (or similarly structured investment vehicle) that the Master Fund invests in (a “Commingled Investment Vehicle”), the Fund, the Master Fund and the Distributor will not consider, require or encourage any such Commingled Investment Vehicle’s or Commingled Investment Vehicle manager’s use of the Sub-Distribution Agent or its affiliates to provide services to such Commingled Investment Vehicle in making allocations of Fund or Master Fund investments to the Commingled Investment Vehicle. A “Benefit Plan Investor” shall mean (i) an employee benefit plan which is subject to Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) a plan or account which is subject to Section 4975 of the Internal Revenue Code of 1986, as amended; or (iii) an entity which is deemed to hold the “plan assets” of a plan or account described in (i) or (ii) under Department of Labor Regulations Section 2510.3-101, as modified by Section 3(42) of ERISA. Nothing in this Agreement shall be construed to restrict the Fund or BREIA, or any of their respective affiliates, from (a) engaging the Sub-Distribution Agent or any of its affiliates for transactional services, including lending, prime brokerage and valuation services, or (b) engaging in transactions with the Sub-Distribution Agent or any of its affiliates; provided that such arrangement shall not constitute an Asset-Based Fee Arrangement or otherwise contradict the terms of this Amendment including those contained in Section 4(n)„ and provided further that the parties hereto will adhere to and comply with the applicable provisions of this Amendment when entering into such an arrangement.

(n) To the extent the Fund or the Master Fund (i) hires as a service provider; (ii) engages in a transaction with; or (iii) purchases a security or other asset underwritten by or placed by, the Sub-Distribution Agent or any of its affiliates, the Distributor shall only cause the Fund or the Master Fund to do so after it has first considered the potential conflicts of interest in doing so and has determined that it is sufficiently independent of the Sub-Distribution Agent and its affiliates so as to ensure that its judgment is not affected by its (including, its affiliates’) relationships with the Sub-Distribution Agent and its affiliates.

(o) Upon the Sub-Distribution Agent’s request from time to time, the Distributor will promptly inform the Sub-Distribution Agent in writing of the percentage of the aggregate net asset value of the Shares of the Fund that is held by clients of the Sub-Distribution Agent.

3. Section 6(a) of the Dealer Agreement shall be amended by adding the following sentence at the end thereof:

For the avoidance of doubt, it is the intent of the parties to this Amendment, and the Distributor shall exercise commercially reasonable efforts to ensure, that the Sub-Distribution Agent and its affiliates shall receive no distribution fees, servicing fees, or any other direct compensation or benefit from the Fund, the Master Fund, the Distributor, or any of its affiliates or any other person in respect of the sale of Shares to Benefit Plan Investors or the holding of Shares by Benefit Plan Investors investing through a Sub-Distribution Agent Advisory Program. Moreover, the Distributor and its affiliates shall not knowingly cause any party to pay any compensation or benefit to the Sub-Distribution Agent or its affiliates with respect to the sale of Shares to Benefit Plan Investors or the holding of Shares by Benefit Plan Investors investing through a Sub-Distribution Agent Advisory Program.

4. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

5. Except as set forth in this Amendment, all other terms of the Dealer Agreement shall continue in full force and effect.

If the foregoing is in accordance with each party’s understanding of their agreement, each party is requested to sign and return to the Distributor a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among them — given for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged — in accordance with its terms effective as of the date first above.

Very truly yours,

BLACKSTONE A DVISORY PARTNERS L.P.

By:	/s/ C.B. Richardson
Name: C.B. Richardson Title: Managing Director

Confirmed and accepted:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Ninon Marapachi
Name: Ninon Marapachi
Title: Authorised Signatory